Exhibit 99.1

[TriPath Imaging LOGO]

FOR IMMEDIATE RELEASE

Contacts
Stephen P. Hall, Chief Financial Officer (for investors)
TriPath Imaging
336-290-8721

Daniel Budwick, Media Relations
212-477-9007 ext. 14
daniel@bmccommunications.com

TriPath Imaging Announces Third Quarter 2004 Results

Company Reports Earnings Per Share of $ 0.02 For Quarter and $ 0.01 For First Nine
Months of 2004 In Its First Cash Flow Positive Quarter

45% Increase In SurePath Liquid Based Pap Tests Sold World-Wide Drives 32% Growth
in Reagent Revenues

Company Expects That 10 to 15% Of Growth In 2005 Will Be Generated From Sale Of
Molecular Diagnostic Reagents and Instrument Systems

BURLINGTON, N.C., November 4, 2004 — TriPath Imaging, Inc. (Nasdaq:TPTH) today reported third quarter revenues of $18.0 million, a 28% increase from the third quarter of 2003; gross profit of $12.5 million, a 34% increase from the third quarter of 2003; net income of $978,000, or $0.02 per share, a $ 2.6 million improvement from the third quarter of 2003; and positive cash flow for the third quarter. The Company also reported results for the nine months ended September 30, 2004 with revenues of $50.3 million, a 31% increase from the comparable nine months in 2003, gross profit of $34.8 million, a 38% increase from the comparable nine months in 2003, and net income of $297,000, or $0.01 per share, a $ 6.9 million improvement from the comparable nine months in 2003.

“This was a very solid quarter for TriPath Imaging,” said Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging. “We continued to grow sales and drive margin and, in so doing, achieved our first cash flow positive quarter. We believe this to be the most significant of the several key financial milestones that we have achieved over the past two years.”

Three Months Results

Total revenues for the third quarter of 2004 increased 28% to $18.0 million, from $14.1 million in the third quarter of 2003. Third quarter 2004 revenues included a non-cash sales discount of $195,000 related to customer warrants. In the third quarter of 2004, worldwide sales of reagents and disposables increased 32% from the third quarter of 2003, accounting for 78% of total revenues in the third quarter of 2004 as compared to 73% of total revenues in the third quarter of 2003. Instrument sales represented 11% of sales in the third quarter of 2004. FocalPoint revenues, including instrument sales, rentals and fee per use revenues, increased 11% from the third quarter of 2003.

Gross profit for the third quarter of 2004 increased 36% to $12.5 million, or 69% of sales, from $9.3 million, or 66% of sales, in the third quarter of 2003. Net income improved significantly in the third quarter of 2004 to $978,000, or $0.02 per share. This compares with a loss of $1.6 million, or $(0.04) per share, in the third quarter of 2003.

Cash and cash equivalents at September 30, 2004 were $16.8 million. The Company generated $548,000 in positive cash flow in the third quarter of 2004 as compared to a cash burn of $1,035,000 in the third quarter of 2003.

“We continued to grow the market share of our cervical cytology products world wide,” Dr. Sohmer continued. “We sold 45% more SurePath liquid based Pap tests in the third quarter of 2004 than in the third quarter of 2003. In the U.S., the number of tests sold grew nearly 39%, primarily as the result of increased penetration among the large commercial laboratories, bringing our current market share in the U.S. to approximately 14% of all Pap tests, including conventional and competing liquid based tests. Outside the U.S. the number of SurePath liquid based Pap tests grew 55%. Although we continued to increase market penetration both in the U.S and abroad, we experienced a deceleration in the growth of our traditional and more fully penetrated customer base in the U.S. While the number of tests sold to the large commercial laboratories increased 159% in the third quarter of 2004 from the same period in 2003, the number of tests sold to our traditional base grew 18%. We anticipate that this may reflect a trend that is likely to continue and, as previously reported, have updated our revenue guidance for 2004 to reflect this change in the composition of sales of the SurePath liquid based Pap test. We expect revenues for 2004 to range from $68 million to $70 million and continue to expect that we will be profitable for the full year. ”

“This was also a very productive quarter in which we set the table for 2005:
•	We initiated an expansion of our sales and marketing activities, a process that we expect to complete over the next two quarters.
•	We initiated a nationwide launch with LabOne, thereby putting in place agreements with each of the four largest commercial laboratories in the U.S. and creating a pathway for future growth of our cervical cytology business in the U.S.
•	We executed our third SurePath agreement in the U.K.
•	We made two significant submissions to the FDA.
•	We released two research use only molecular diagnostic products for external research studies.
•	We entered into a global relationship with Ventana to develop and sell a Ventana branded version of our interactive histology imaging system.”

Dr. Sohmer concluded, “We continue to execute on the two key priorities that have defined our business strategy over the past four and a half years: 1) To drive our company to profitability by growing our cervical cytology business and prudently managing expenses, and; 2) To create new growth opportunities by leveraging our technology and the commercial asset that we have developed. We anticipate that we will begin to realize these new opportunities for growth in 2005 and expect that between 10 to 15% of our revenue growth in 2005 will be generated from the sale of reagents and instrument systems developed as the result of our investment in TriPath Oncology and our molecular diagnostic programs.”

The Company has previously announced its preliminary guidance for 2005. It expects 2005 revenue to range from $90 million to $94 million and earnings per share on a fully diluted after tax basis to range from $ 0.08 to $0.15. The Company indicated that the rate at which it expects to grow in 2005 will depend on how quickly it is able to realize additional sales from the large commercial laboratories in the U.S., continued momentum outside the U.S., the impact of its expanding sales and marketing presence, the impact of expected new usage fee revenue streams generated from its relationship with Venanta and revenues generated from the sale of reagents and instrument systems derived from its molecular oncology development programs.

Nine Month Results

Reported revenues for the nine months ended September 30, 2004 increased 31% to $50.3 million from $38.5 million for the nine months ended September 30, 2003. Worldwide sales of reagents and disposables increased 37% for the first nine months of 2004 from the first nine months of 2003. As a percent of total revenues, worldwide reagent and disposable sales for the first nine months of the year increased to 77% in 2004 from 73% in 2003. Gross profit for the first nine months of 2004 increased 38% to $34.8 million, or 69% of sales, from $25.2 million, or 65% of sales for the first nine months of 2003. The Company reported net income of $297,000, or $0.01 per share, in the first nine months of 2004 compared to a net loss of $6.6 million, or $0.18 per share, for the same period in 2003.

Conference Call Details

TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET to discuss the Company’s third quarter financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until November 11, 2004. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 1609481. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops and manages the market introduction of molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to our forecasted full year 2004 and 2005 results; our anticipated trend in composition of sales; our mission to create solutions that redefine the early detection and clinical management of cancer, our future profitability and our future growth opportunities and development efforts. Important factors that may affect such forward-looking statements specifically and TriPath Imaging’s operating results generally include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates, may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects, and may not achieve revenues to the degree expected from its relationship with Ventana and the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanding sales and marketing presence may not have the expected impact; expenses may exceed expectations and TriPath Imaging may not maintain profitability; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; TriPath Imaging may be unable to successfully develop and commercialize new products and services when anticipated, if at all; TriPath Imaging’s products may not achieve or maintain market acceptance to the degree anticipated; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2003.

—financial tables follow—

TriPath Imaging, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenues	$18,028	$14,113	$50,259	$38,512
Cost of revenues	5,529	4,805	15,442	13,314

Gross Profit	12,499	9,308	34,817	25,198

Operating expenses:
Research and development	3,077	2,421	8,236	6,601
Regulatory	730	1,155	3,117	4,052
Selling and marketing	4,465	4,542	13,699	13,232
General and administrative	3,307	2,861	9,678	8,241

	11,579	10,979	34,730	32,126

Operating income/(loss)	920	(1,671)	87	(6,928)
Interest income	62	74	223	342
Interest expense	(4)	(12)	(13)	(28)

Net income/(loss)	$978	$(1,609)	$297	$(6,614)

Earnings/(loss) per common share Basic
Basic	$0.03	$(0.04)	$0.01	$(0.18)
Diluted	$0.02	$(0.04)	$0.01	$(0.18)

Weighted-average common shares outstanding
Basic	38,047	37,643	37,982	37,569
Diluted	39,220	37,643	39,317	37,569

TriPath Imaging, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$16,828	$20,954
Accounts receivable, net	14,160	13,650
Inventory, net	10,707	10,896
Deferred sales discount	779	—
Other current assets	1,916	1,495

Total current assets	44,390	46,995

Customer use assets, net	7,471	6,634
Property and equipment, net	2,465	3,418
Deferred sales discount	2,792	—
Other assets	884	488
Intangible assets	8,095	8,393

Total assets	$66,097	$65,928

Liabilities and stockholders’ equity

Total current liabilities	$8,630	$13,549
Long-term debt, less current portion	13	8

Total liabilities	8,643	13,557

Stockholders’ equity:
Common stock and additional paid-in capital	290,093	285,414
Deferred compensation	(14)	(52)
Accumulated deficit	(232,723)	(233,020)
Accumulated other comprehensive income	98	29

Total stockholders’ equity	57,454	52,371

Total liabilities and stockholders’ equity	$66,097	$65,928

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